Exhibit 99.1

Rogers Corporation Announces Agreement to Settle Dispute with CalAmp Corp.

ROGERS, Conn.--(BUSINESS WIRE)--January 9, 2009--Rogers Corporation (NYSE: ROG) today announced an agreement with CalAmp Corp. (Nasdaq: CAMP) to settle the previously disclosed May 16, 2007 lawsuit filed by CalAmp alleging performance issues with one type of Rogers’ printed circuit board laminate material used by CalAmp.

Both parties acknowledged that Rogers admitted no wrongdoing or liability for any claim made by CalAmp. Rogers agreed to settle this litigation solely to avoid the time, expense and inconvenience of continued litigation.

Under the settlement reached through mediation mandated by the U.S. District court for the Central District of California, Rogers will pay CalAmp $9 million.

“Rogers is pleased to conclude this litigation” said Robert D. Wachob, Rogers’ President and CEO. “This settlement does not impact our customers or current products and we are looking forward to being able to now concentrate all of our resources on our ongoing business.”

Rogers Corporation (NYSE: ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 9, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com